Exhibit (g)(5)


                           MEMORANDUM OF UNDERSTANDING

                  This MEMORANDUM OF UNDERSTANDING is entered into as of March 2, 1998 among the plaintiffs in the Actions (as defined herein), Illinois Central Corporation ("IC"), the members of IC's Board of Directors (the "IC Board"), Canadian National Railway Company ("CN") and Blackhawk Merger Sub, Inc. ("Blackhawk"), by their undersigned attorneys. Except as otherwise stated in this Memorandum of Understanding, capitalized terms herein have the meaning given them in the Agreement and Plan of Merger dated as of February 10, 1998 among CN, Blackhawk and IC (the "Merger Agreement").

                  WHEREAS, there are now pending three actions in the Court of Chancery of the State of Delaware, styled Spinner v. Gould, Del. Ch., C.A. No. 16184; Harris v. Illinois Central Corporation, Del. Ch., C.A. No. 16188; Regan
v. Gould, Del. Ch., C.A. No. 16191 (the "Delaware Actions"), and one action pending in the Circuit Court of Cook County, Illinois, styled Regan v. Gould, Civ. Action No. 98-01972 (the "Illinois Action" and, together with the Delaware Actions, "the Actions"); and

                  WHEREAS, the Actions were filed as putative class actions on behalf of holders of IC common stock, relating to the proposed acquisition (the "Transaction") by CN through Blackhawk, an indirect subsidiary of CN, of IC, as set forth in the Merger Agreement; and

                  WHEREAS, the Actions name as defendants IC, the members of the IC Board, CN and Blackhawk; and

                  WHEREAS, the Actions seek declaratory and injunctive relief, monetary damages and/or rescission with respect to the Transaction based upon the allegation, inter alia, that the conduct of the members of the IC Board in connection with the Transaction constitutes a breach of their fiduciary duties, aided and abetted by CN and Blackhawk; and

                  WHEREAS, the defendants deny that they have committed or have attempted to commit any violation of law or breach of duty, including breach of any duty to IC stockholders, or have otherwise acted in any improper manner; and

                  WHEREAS, following negotiations between the parties, counsel for the parties have reached an agreement in principle providing for the proposed settlement of the Actions on the terms and conditions set forth below (the "Settlement"); and

                  WHEREAS, counsel for the parties believe that the proposed Settlement is in the best interests of the stockholders of IC;

                  NOW THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

                  1. Modification of Transaction. Upon Final Court Approval (as such term is defined in paragraph 5 below) and the satisfaction of the other conditions of the Settlement described herein, the terms of the Transaction will be modified as follows:

                           a. The final proviso in the definition of "CN Average Closing Price" in Section 2.02(c) of the Merger Agreement shall be amended to read as follows:

                  "provided that if such average closing price is less than $41.50 then the CN Average Closing Price shall be $41.50 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50."

         Except as expressly provided above, the rights of CN and Blackhawk under the Merger Agreement, including the right to convert the terms of the Offer to an all-cash offer pursuant to the Merger Agreement, shall not be affected.

                           b. CN shall agree to distribute, or cause to be distributed, to all IC stockholders who received payment for their shares acquired in response to the Offer or who are record holders of IC common stock at the Effective Time of the Merger their pro rata share of an aggregate amount equal to one-third of any "Net Profits" realized upon any disposition of IC shares by or out of the Voting Trust in the event that the Surface Transportation Board of the United States issues written notice disapproving the acquisition of control of IC by CN, or advises CN of such a determination or imposes unacceptable conditions upon such acquisition of control. The definition of the term "Net Profits" is subject to definitive documentation, but such definition shall provide, at a minimum, that "Net Profits" shall mean the proceeds of a qualifying disposition of the IC shares after deducting (i) the costs of such disposition (including fees of attorneys, financial advisors, accountants and consultants, and expenses for printing, mailing, etc.), (ii) the costs of carry between the acquisition and disposition of such shares, (iii) the costs of acquisition of such IC shares (including fees of attorneys, financial advisors, accountants and consultants, and expenses for printing, mailing, etc.) and (iv) taxes incurred by CN, Blackhawk, IC, any of their respective affiliates or the Voting Trust in connection with the ownership, acquisition and disposition of such shares.

                  2. Additional Disclosure by IC. As a result of discussions among the parties, and although IC maintains that it is not legally required to do so, IC agrees that it will promptly amend the Schedule 14D-9 dated February 13, 1998 to provide further disclosure regarding the analyses performed by its financial advisors concerning the fairness of the Transaction to IC stockholders, and will use its reasonable best efforts to mail such amendment to IC stockholders as soon as practicable.

                  3. Dismissal of the Illinois Action. As soon as practicable after the execution of this Memorandum of Understanding, counsel to plaintiff in the Illinois Action shall obtain the dismissal of the Illinois Action. The parties will cooperate in the preparation and filing of the appropriate documentation required to obtain the dismissal of the Illinois Action. Plaintiff's counsel in the Illinois Action agrees that the defendants' time to answer or otherwise move in response to the complaint in that action is extended without date and that counsel shall prepare, execute and submit such documentation as shall be necessary to implement this agreement.

                  4. Stipulation in Delaware Actions. The parties to the Delaware Actions will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined in paragraph 5) of the Settlement and the dismissal of the Delaware Actions upon the terms set forth in this Memorandum of Understanding (collectively, the "Settlement Documents"). The Stipulation will expressly provide, inter alia, for certification of a non-opt out settlement class pursuant to Delaware Court of Chancery Rules 23(b)(1) and (b)(2) of IC stockholders from February 5, 1998 through and including the later of (a) the date of Final Court Approval or (b) the Effective Time (the "Class"); for entry of a judgment dismissing the Delaware Actions "with prejudice"; for a complete release and settlement of all claims, whether asserted directly, derivatively or otherwise, against defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents (including, without limitation, any investment bankers or attorneys and any past, present or future officers, directors or employees of defendants and their predecessors, successors, parents, subsidiaries, affiliates and agents) which have been, or could have been, asserted relating to the Transaction, the actions of CN, Blackhawk, IC and the IC Board of Directors (including each member of the IC Board of Directors) relating to the Transaction, the related disclosure materials (including the Offer to Purchase, the Schedule 14D-1, the Schedule 14D-9 and any proxy statement, consent statement or prospectus), disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, or occurred in connection with, the subject matter of the Actions) be the subject of the Actions; that defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of duty of any kind; that defendants are entering into the Stipulation solely because the proposed Settlement as described above would eliminate the burden, risk and expense of further litigation, and is in the best interests of IC and all its stockholders; and that any of the defendants shall have the right to withdraw from the proposed Settlement in the event that (x) the Illinois Action shall not have been dismissed on terms satisfactory to such defendant or
(y) any claims related to the Transaction or the subject matter of the Actions (whether direct, derivative or otherwise) are commenced against any person in any court prior to Final Court Approval of the Settlement, and such claims are not dismissed or stayed in contemplation of dismissal. The parties agree to use their good faith efforts to obtain the dismissal or stay in contemplation of dismissal of any action covered by the foregoing subparagraph 4(y) and further agree that the defendants shall have the right to withdraw from this Memorandum of Understanding if such efforts do not result in the dismissal or stay in contemplation of dismissal of such an action.

                  5. Notice and Court Approval. Subject to prior Court approval of the Stipulation and the form of the Settlement Documents, the parties to the respective Delaware Actions will present the Settlement Documents to the Delaware Court of Chancery for approval as soon as practicable following appropriate notice of the proposed Settlement to the IC stockholders as to all claims asserted in the Actions as against the named plaintiffs and the stockholders of IC on whose behalf the Actions were brought, with no right to opt-out of the Settlement and without costs to any party except as provided herein. IC shall pay the costs and expenses related to providing notice of the Settlement to the IC stockholders. As used herein, "Final Court Approval" of the Settlement means that the Delaware Court of Chancery has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Plaintiffs' counsel intend to apply to the Delaware Court of Chancery for an award of attorneys' fees and reasonable out-of-pocket disbursements. Subject to the terms and conditions of this Memorandum of Understanding and the contemplated Stipulation of Settlement, plaintiffs' counsel will apply for an award of fees in an amount not exceeding $925,000 and expenses in an amount not exceeding $25,000, which the defendants and other releasees will not oppose, to be paid by IC.

                  6. Other Conditions. The consummation of the Settlement is subject to: (a) 50.1% of the outstanding shares of the IC common stock on a fully diluted basis having been acquired by CN and placed into the Voting Trust;
(b) the drafting and execution of the Settlement Documents and the other agreements necessary to effectuate the terms of the proposed Settlement; (c) the completion by plaintiffs of appropriate discovery in the Actions reasonably satisfactory to plaintiffs' counsel; and (d) Final Court Approval (as defined in paragraph 5 above) of the Settlement and dismissal of the Actions with prejudice and without awarding costs to any party, except as provided herein. This Memorandum of Understanding shall be null and void and of no force and effect if
(i) any of these conditions are not met or (ii) plaintiffs' counsel in the Actions determine that the Settlement is not fair and reasonable. In such event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions, shall be subject to Rule 408 of the Delaware Rules of Evidence, and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

                  7. Interim Stay of the Delaware Actions. The parties to the Delaware Actions agree that except as expressly provided herein, each of the Delaware Actions shall be stayed pending submission of the proposed Settlement to the Court for its consideration. Plaintiffs' counsel in each of the Delaware Actions agrees that the defendants' time to answer or otherwise move with respect to the complaints in each of those actions is extended without date. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

                  8. Miscellaneous. (a) This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement; (b) this Memorandum of Understanding and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Delaware without regard to that State's rules concerning conflict of laws; (c) this Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein; and (d) plaintiffs and their counsel represent and warrant that none of the claims or causes of action asserted in the Actions have been assigned, encumbered or in any manner transferred, in whole or in part.

                                            BERNSTEIN LIEBHARD & LIFSHITZ



                                            By: /s/ Stanley Bernstein
                                               ---------------------------
                                            274 Madison Avenue
                                            New York, New York 10016
                                            (212) 779-1414



                                            CHIMICLES, JACOBSEN & TIKELLIS



                                            By: /s/ James C. Strum
                                               ---------------------------
                                            One Rodney Square
                                            P.O. Box 1035
                                            Wilmington, DE 19801
                                            (302) 656-2500


                                            ROSENTHAL, MONHAIT, GROSS
                                             & GODDESS, P.A.



                                            By: /s/ Joseph Rosenthal
                                               ---------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, DE 19899-1070
                                            (302) 656-4433


                                            LAW OFFICES OF TODD KROUNER



                                            By: /s/ Todd Krouner
                                               ---------------------------
                                            681 Fifth Avenue
                                            New York, New York 10022
                                            (212) 355-5001



                                            LAW OFFICES OF TERRENCE BUEHLER



                                            By: /s/ Terrence Buehler
                                               ---------------------------
                                            120 N. LaSalle Street
                                            Suite 1430
                                            Chicago, Illinois 60602
                                            (312) 345-2004


                                            SIMPSON THACHER & BARTLETT



                                            By: /s/ David J. Woll
                                               ---------------------------
                                            425 Lexington Avenue
                                            New York, New York 10017
                                            (212) 455-2000


                                            DAVIS POLK & WARDWELL



                                            By: /s/ Dennis E. Glazer
                                               ---------------------------
                                            450 Lexington Avenue
                                            New York, New York 10017
                                            (212) 450-4000